Exhibit 99.1

Contact
Debra DiMaria
Chief Financial Officer
(516) 535-3681
ddimaria@proginet.com

New License Revenues Surge 45% to New Record as Proginet Announces Preliminary Year-End 2007 Financial Results

Garden City, N.Y.—August 22, 2007—Proginet Corporation [OTCBB: PRGF], developer of enterprise security software, today announced preliminary (unaudited) financial results for the fiscal year ended July 31, 2007. Proginet expects that fiscal 2007 will set a number of new financial records for the Company, including record revenues and record profitability. The Company also reports record new license revenues (NLR), which it cites as a key indicator of marketplace demand for its enterprise security software.

Total revenues for the year are expected to exceed $9.3 million, spurred in large part by a 45% increase in new license revenues, which will amount to an NLR record of approximately $3.4 million. The Company anticipates net income of more than $900,000, an increase of more than 50% compared to fiscal 2006, and a cash position of more than $3.4 million, up 40% year-over-year. Proginet reports that the annual NLR record was driven by strong overall demand for CyberFusion Integration Suite (CFI)TM, the Company's flagship solution, for which it reports significantly increased demand, both domestically and internationally.

"Proginet's strong performance over the course of fiscal 2007 has paid off and puts us in a position of great financial strength," stated Kevin M. Kelly, Proginet's President and CEO. "All of the key indicators are now in place: there is unprecedented global demand for CFI; we're closing more six-figure deals; our partnership initiative is paying off in terms of significant new business in regions we haven't sold in before; and leading analyst firm Gartner has reaffirmed the increasingly important role managed file transfer plays in the enterprise and B2B context. The bottom line? With record and continuing demand for our software, the Company is poised for significant growth," he concluded.

"New license revenue growth is a key benchmark on which to evaluate software companies," commented Debra DiMaria, Proginet's Chief Financial Officer. "To have grown new license revenue by almost 50% is a notable achievement, and we will continue to do everything in our power to drive shareholder value. Proginet's share price is up 56% on a year-over-year basis and we still believe the stock to be undervalued. From this perspective, we will continue our efforts to increase Proginet's visibility in the investment community."

Proginet points out that all estimates are preliminary, and that differences may arise between estimates and actual results, which will be available when the Company and its auditors complete their audit of the Company's results for fiscal year 2007. The Company will report fiscal 2007 financial results on September 18, 2007, with an Investor Presentation and Conference Call scheduled for the same day (full details below).

Annual Investor Presentation and Conference Call
Proginet will hold its Annual Investor Presentation and Conference Call on Tuesday, September 18, 2007 at 4:00 p.m. Eastern Standard Time (EST). The call will be an opportunity to review fiscal 2007 financial results and to discuss the fiscal 2008 Business Plan and financial projections for the year.

NOTE: The Annual Investor Presentation and Conference Call will be a major shareholder event and will include much of the information normally covered in Proginet's Annual General Meeting, which takes place each year in November. The Company has brought this Annual Investor Presentation and Conference Call forward by two months in order to ensure that it can deliver more timely information to investors. Investors are encouraged to actively participate in the call.

To listen or participate, investors should call in at the numbers below immediately prior to the event (you will need all of the following information).

Toll-free Number: 1 (888) 795-2173 (US & Canada)
Toll Number: 1 (210) 234-0002
Leader: Kevin M. Kelly
Passcode: Proginet

There will also be a simultaneous Web presentation. Participants can view the presentation by clicking on the following link at the start of the call (you will need a computer with a live Internet connection):

Link: https://e-meetings.verizonbusiness.com/nc/join/
Conference Number: PA1773933
Audience Passcode: PROGINET

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To receive press releases and other corporate communications directly from Proginet, please e-mail investor@proginet.com or call (516) 535-3600.

About Proginet Corporation
Proginet is a developer of enterprise security software. Throughout its 20-year history, the Company has earned a solid reputation for its multi-platform expertise and dedication to customer service. Its products, including CyberFusion Integration Suite (CFI)™, CyberFusion®, SecurForce™, SecurPass®, and SecurAccess™, support all major computing platforms, from PCs to mainframes. Proginet’s global customer base spans more than 23 countries and includes many Fortune 500 companies. The Company is headquartered in Garden City, NY, has offices in Toronto, Canada, and is publicly traded under the symbol [OTCBB: PRGF]. Visit the Company online at www.proginet.com.

Disclaimer
This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as "expect," "believe," "may," "will," "plans" and "anticipate," or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.

The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission, including but not limited to Form 10-KSBs, Form 10-QSBs, Form SB2's and Form 8-Ks (www.sec.gov).